Exhibit 2.1

AMENDMENT NO. 3

TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 3 (this “Amendment”) TO AGREEMENT AND PLAN OF MERGER, dated as of December 4, 2017, by and among WPCS International Incorporated, a Delaware corporation (“WPCS”), DC Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of WPCS (“Merger Sub”), and DropCar, Inc., a Delaware corporation (“DropCar”). Each of WPCS, Merger Sub and DropCar is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger and Reorganization, dated as of September 6, 2017, as amended by Amendment No. 1, dated as of October 10, 2017, and Amendment No. 2, dated as of November 21, 2017 (collectively, the “Merger Agreement”); and

WHEREAS, each of the Parties has agreed to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Amendment to Recital F. Recital F of the Merger Agreement is hereby amended and restated in its entirety as follows:

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain officers, directors and certain 5% or greater stockholders of WPCS and certain other 5% or greater stockholders (together with their Affiliates) of WPCS, each as listed on Section A of the WPCS Disclosure Schedule (solely in their capacity as stockholders of WPCS) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B-1, B-2, and B-3, respectively (the “WPCS Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of WPCS in favor of the approval of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

2.      Amendment to Section 3.6(a). Section 3.6(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(a) The capitalization of WPCS is as set forth in Section 3.6(a) of the WPCS Disclosure Schedules. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the WPCS Stock Plans, the issuance of shares of Common Stock to employees pursuant to the WPCS Stock Plans, the issuance of shares of WPCS Common Stock pursuant to the exercise of WPCS Warrants and pursuant to the conversion and/or exercise of Common Stock equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.

3.                  Amendment to Section 8.1. Section 8.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

8.1 Accuracy of Representations. Each of the WPCS Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The WPCS Capitalization Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date) or (z) changes to WPCS’ capitalization arising from transactions occurring after September 6, 2017, which have been expressly consented to in writing by DropCar. The representations and warranties of WPCS and Merger Sub contained in this Agreement (other than the WPCS Fundamental Representations and the WPCS Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a WPCS Material Adverse Effect (without giving effect to any references therein to any WPCS Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the WPCS Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

4.                  Amendment to definition of “Exchange Ratio”. The definition of “Exchange Ratio” is hereby amended and restated in its entirety as follows:

“Exchange Ratio” shall mean, subject to Section 1.5(e), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

•	“Advisory/Commitment Allocation Percentage” shall equal 0.1560 (or 15.60% expressed as a percentage), which equals 18.58% of the Company Merger Shares as of the date of this Agreement; provided, that the Advisory/Commitment Allocation Percentage shall be subject to adjustment based on any increase or decrease in the Company Merger Shares such that at all times the Advisory/Commitment Allocation Percentage shall be equal to 18.58% of the Company Merger Shares.

•	“Company Allocation Percentage” shall mean (i) 1.00 (or 100% expressed as a percentage) minus (ii) the sum of (A) the WPCS Allocation Percentage, (B) the Palladium Allocation Percentage and (C) the Advisory/Commitment Allocation Percentage.

•	“Company Fully-Diluted Merger Shares” shall mean the product determined by multiplying (i) the Post-Closing WPCS Shares by (ii) the Company Allocation Percentage.

•	“Company Merger Shares” shall mean the product determined by multiplying (i) the Company Fully-Diluted Merger Shares by (ii) a fraction, the numerator of which equals (A) the Company Fully-Diluted Shares minus (B) the Company Warrant Shares, and the denominator of which equals the Company Fully-Diluted Shares.

•	“Company Fully-Diluted Shares” shall mean the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis and assuming, without limitation or duplication, (i) the exercise of all Company Warrants outstanding as of immediately prior to the Effective Time, (ii) the issuance of shares of Company Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately prior to the Effective Time, other than the Company Warrants, (iii) the effectiveness of the Company Closing Financing and the issuance of all Company Common Stock or WPCS Common Stock, as the case may be, in connection therewith and (iv) the issuance of a number of shares of Company Common Stock equal to the Company Allocation Percentage of the total number of shares of WPCS Common Stock, if any, and Company Capital Stock, if any, issued in connection with any Additional Financing; provided, however, that, for purposes of this clause (iv), (A) the Company Allocation Percentage shall be calculated without regard to sub-clauses (B) and (C) of clause (ii) of the definition of Company Allocation Percentage and (B) shall be deemed to be 100% with respect to the issuance of shares of WPCS Common Stock or Company Common Stock, as the case may be, in an aggregate amount equal to the Affiliate Warrant Proceeds included in the Company Closing Financing.

•	“Company Outstanding Shares” shall mean the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on an as-converted to Company Common Stock basis and assuming, without limitation or duplication, (i) the issuance of shares of Company Common Stock in respect of all options, warrants or rights to receive such shares that will be outstanding immediately prior to the Effective Time, other than the Company Warrants, (ii) the effectiveness of the Company Closing Financing and the issuance of all Company Common Stock or WPCS Common Stock, as the case may be, in connection therewith and (iii) the issuance of a number of shares of Company Common Stock equal to the Company Allocation Percentage of the total number of shares of WPCS Common Stock, if any, and Company Capital Stock, if any, issued in connection with any Additional Financing; provided, however, that, for purposes of this clause (iii), (A) the Company Allocation Percentage shall be calculated without regard to sub-clauses (B) and (C) of clause (ii) of the definition of Company Allocation Percentage and (B) shall be deemed to be 100% with respect to the issuance of shares of WPCS Common Stock or Company Common Stock, as the case may be, in an aggregate amount equal to the Affiliate Warrant Proceeds included in the Company Closing Financing.

•	“Company Warrant Shares” shall mean the total number of shares of Company Capital Stock issuable in connection with all Company Warrants outstanding as of immediately prior to the Effective Time.

•	“Palladium Allocation Percentage” shall equal 0.025 (or 2.5% expressed as a percentage).

•	“Post-Closing WPCS Shares” shall mean the quotient determined by dividing (i) the WPCS Outstanding Shares by (ii) the WPCS Allocation Percentage.

•	“WPCS Allocation Percentage” shall mean 0.1601 (or 16.01% expressed as a percentage); provided, however, to the extent that the Net Cash determined pursuant to Section 1.6(i) is more or less than Four Hundred Nineteen Thousand dollars ($419,000), then 0.1601 (or 16.01% expressed as a percentage) shall be adjusted (i.e., increased if more; decreased if less) in accordance with the WPCS Allocation Percentage Adjustment Formula set forth on Exhibit D hereto.

•	“WPCS Outstanding Shares” shall mean, subject to Section 1.5(e), (i) 6,530,681 plus (ii) a number of shares equal to the WPCS Allocation Percentage of the total number of shares of WPCS Common Stock, if any, and Company Capital Stock, if any, issued in connection with any Additional Financing; provided, however, that the WPCS Allocation Percentage shall be deemed to be 0% with respect to the issuance of shares of WPCS Common Stock or Company Common Stock, as the case may be, in an aggregate amount equal to the Affiliate Warrant Proceeds included in the Company Closing Financing.

5.                  Amendment to Exhibit D. Exhibit D of the Merger Agreement is hereby amended and restated in its entirety as set forth on Appendix A hereto.

6.                  Reference to and Effect in the Merger Agreement.

(a)   Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby.

(b)   Except as specifically amended herein, the Merger Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Merger Agreement.

7.                  Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise).

8.                  Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to Agreement and Plan of Merger to be executed as of the date first above written.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ Sebastian Giordano
Name:	Sebastian Giordano
Title:	Chief Executive Officer

DC ACQUISITION CORPORATION

By:	/s/ Sebastian Giordano
Name:	Sebastian Giordano
Title:	Chief Executive Officer

DROPCAR, INC.

By:	/s/ Spencer Richardson
Name:	Spencer Richardson
Title:	Chief Executive Officer

Appendix A

EXHIBIT D

WPCS assumed outstanding shares	6,530,681
WPC allocation percentage	0.1601

Ratio of Shares Issued to DropCar to Assumed WPCS Shares (pre-adjustment)	5.25

DropCar shares	34,260,579

Pre-adjustment pro forma cap tab
WPCS	6,530,681	16.01%
DropCar	34,260,579	83.99%
Total	40,791,260	100.00%

WPCS 10-day avg share price	1.29

WPCS net cash	$419,000
WPCS net cash requirement	$419,000

Over/short	$0
Value in WPCS shares	0.00
Ratio of Shares Issued to DropCar to Assumed WPCS Shares (pre-adjustment)	5.25

Increase (Decrease) in DropCar Shares	0.00

Post-adjustment pro forma cap tab
WPCS	6,530,681	16.01%
DropCar	34,260,579	83.99%
Total	40,791,260	100%

Exhibit B-3

AMENDED AND RESTATED SUPPORT AGREEMENT

This AMENDED AND RESTATED SUPPORT AGREEMENT (this “Agreement”), dated as of December 4, 2017, is by and between DropCar, Inc., a Delaware corporation (the “Company”), WPCS International Incorporated, a Delaware corporation (“WPCS”), and the Person set forth on Schedule A (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the holder of the number of shares of common stock, par value $0.0001 per share (“Common Stock”), and preferred stock, par value $0.0001 per share (“Preferred Stock”), of WPCS, options to purchase shares of Common Stock (“Options”) and/or warrants to purchase shares of Common Stock (“Warrants”), in each case, set forth opposite the Stockholder’s name on Schedule A (all such shares of Common Stock and Preferred Stock set forth on Schedule A, together with any shares of Common Stock or Preferred Stock or securities convertible into, exchangeable for or that represent the right to receive Common Stock or Preferred Stock that are hereafter issued to or otherwise acquired or owned by the Stockholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, WPCS, DC Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of WPCS (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger and Reorganization, dated as September 6, 2017, as amended (collectively, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Company has required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (in the Stockholder’s capacity as a holder of Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

The Stockholder hereby covenants and agrees that:

1.1.	Voting of Subject Shares.

1.1.1.	The Stockholder agrees that at every meeting of the holders of capital stock of WPCS (the “WPCS Stockholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if the WPCS Stockholders act by written consent in lieu of a meeting), the Stockholder shall, or shall cause the holder of record on the record date for the special meeting contemplated by the Merger Agreement (the “Special Meeting”) to, be present (in person or by proxy) and to vote the Stockholder’s Subject Shares (a) in favor of (i) the approval of the Merger Agreement, (ii) the approval of the Contemplated Transactions, including the issuance of Common Stock pursuant to the Merger Agreement, (iii) if deemed necessary, the adoption of an amendment to WPCS’s certificate of incorporation to effect the WPCS Reverse Stock Split, (iv) the adoption of an amendment to WPCS’s certificate of incorporation to change the name of WPCS, (v) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement and the Contemplated Transactions, including the issuance of Common Stock pursuant to the Merger Agreement on the date on which such meeting is held, and (vi) any other proposal included in the Proxy Statement in connection with, or related to, the consummation of the Merger for which the WPCS Board has recommended that the WPCS Stockholders vote in favor; and (b) against any competing Acquisition Proposal with respect to WPCS.

B-1

1.1.2.	The Stockholder hereby agrees to own or have the right to vote 9.99% of the outstanding Common Stock as of the record date for the Special Meeting.

1.2.   No Inconsistent Arrangements. Except as expressly permitted or required hereunder or under the Merger Agreement, the Stockholder agrees not to, directly or indirectly, (a) create any Encumbrance other than restrictions imposed by applicable Law or pursuant to this Agreement on any Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or (e) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect, or have the effect of preventing the Stockholder from performing the Stockholder’s obligations hereunder. Notwithstanding the foregoing, (w) the Stockholder may make Transfers of the Subject Shares (i) by will, operation of law, or for estate planning or charitable purposes, (ii) to stockholders, corporations, partnerships or other business entities that are direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, general or limited partners, members or managers, or to another corporation, partnership, limited liability company or other investment or business entity that controls, is controlled by or is under common control with the Stockholder or (iii) if the Stockholder is a trust, to any beneficiary of the Stockholder or the estate of any such beneficiary; provided that in each such case, the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides the Company with a copy of such agreement promptly upon consummation of any such Transfer, (x) with respect to the Stockholder’s WPCS Options which expire on or prior to the termination of this Agreement, the Stockholder may make Transfers of the Subject Shares (i) to WPCS as payment for the exercise price of the Stockholder’s WPCS Options and (ii) as payment for taxes applicable to the exercise of the Stockholder’s WPCS Options, (y) the Stockholder may take all actions reasonably necessary to consummate the transactions contemplated by the Merger Agreement and (z) the Stockholder may make Transfers of the Subject Shares at any time so long as the Stockholder at all times owns or has the right to vote 9.99% of the outstanding Common Stock as of the record date for the Special Meeting.

1.3.   Documentation and Information. The Stockholder shall permit and hereby authorizes the Company and WPCS to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company or WPCS reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, a copy of this Agreement, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement.

B-2

1.4.   Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Shares. The Stockholder hereby irrevocably appoints the Company, and any individual designated in writing by it, as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to: (a) attend any and all meetings of the WPCS Stockholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Stockholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of the WPCS Stockholders or in connection with any action sought to be taken by written consent of the WPCS Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of the WPCS Stockholders or in connection with any action sought to be taken by written consent without a meeting. The Company agrees not to exercise the proxy granted herein for any purpose other than the purposes expressly described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder, as applicable) until the earlier of (i) nine months from the date of the Merger Agreement or (ii) termination of the Merger Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of WPCS. The Stockholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to the Company to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1.1. The proxy set forth in this Section 1.4 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2.

1.5. No Solicitation of Transactions. Without limiting and subject to the provisions of Section 4.14 hereof, the Stockholder shall not, directly or indirectly, knowingly take any action that WPCS is prohibited from taking pursuant to Section 4.4 of the Merger Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to the Company as of the date hereof that:

2.1.   Authorization; Binding Agreement. The Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

2.2.   Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Stockholder’s Subject Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrance (including any restriction on the right to vote or otherwise transfer the Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture with respect to any shares of Common Stock granted to the Stockholder under an agreement with or employee benefit plan of WPCS, (d) with respect to Options, provided pursuant to the terms of the Option and any stock option plan under which such Option was granted, (e) with respect to Warrants, provided pursuant to the terms of the Warrant and (f) as may be provided in the bylaws of WPCS. The Subject Shares constitute all of the shares of Common Stock, Preferred Stock, Options and/or Warrants owned by the Stockholder as of the date hereof. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares.

2.3.   Voting Power. Except as may be set forth on Schedule A, the Stockholder has full voting power, with respect to the Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Subject Shares. None of the Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

B-3

2.4.   Reliance. The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.5. Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Stockholder that:

3.1.   Organization; Authorization. The Company is a corporation duly incorporated under the Laws of the State of Delaware. The consummation of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate actions on the part of the Company. The Company has full power and authority to execute, deliver and perform this Agreement.

3.2.   Binding Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1.   Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be given, (a) if to the Company, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address set forth on a signature page hereto, or to such other address as the Stockholder may hereafter specify in writing to the Company for such purpose.

4.2.   Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time and (c) the date that is nine months from the date of the Merger Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve either party from liability for any breach of this Agreement prior to termination hereof and (ii) the provisions of this Article IV shall survive any termination of this Agreement.

4.3.   Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

B-4

4.4.   Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in Section 1.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

4.5.   Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. The Company and the Stockholder hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court does not have proper jurisdiction, then the Federal court of the U.S. located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the foregoing shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.6.   Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, electronic signature, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Each party that delivers such a signature page agrees to later deliver an original counterpart to any other party that requests it.

4.7.   Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

4.8.   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Body to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9.   Specific Performance. The parties hereto agree that the Company would be irreparably damaged if for any reason the Stockholder fails to perform any of its obligations under this Agreement and that the Company may not have an adequate remedy at law for money damages in such event. Accordingly, the Company shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

B-5

4.10.   Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11.   No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

4.12.   Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13.   Interpretation. Unless the context otherwise requires, as used in this Agreement:  (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

4.14.   Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a WPCS stockholder, and not in the Stockholder’s capacity as a director, officer or employee of WPCS or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of WPCS in the exercise of his or her fiduciary duties as a director or officer of WPCS or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust, or prevent any director or officer of WPCS or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.15.   Conversion or Exercise. Nothing contained in this Agreement shall require the Stockholder (or shall entitle any proxy of the Stockholder) to (a) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Shares or (b) vote, or execute any consent with respect to, any Subject Shares underlying such options, warrants or convertible securities that have not yet been issued as of the record date for the Special Meeting for that vote or consent.

4.16.  Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

4.17.       No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the WPCS Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of WPCS’s organizational documents, the possible acquisition of the Company by WPCS pursuant to the Merger Agreement and (b) the Merger Agreement is executed by all parties thereto.

(SIGNATURE PAGES FOLLOW)

B-6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

DROPCAR, Inc.

By:
Name:
Title:

[Signature Page to WPCS Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

WPCS INTERNATIONAL INCORPORATED

By:
Name:
Title:

[Signature Page to WPCS Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Alpha Capital Anstalt

By:
Alpha Capital Anstalt

[Signature Page to WPCS Stockholder Support Agreement]

Schedule A

Stockholder Name	No. Shares of Common Stock	No. Shares of Preferred Stock	No. Shares Underlying Options to Purchase Common Stock	No. Shares Underlying Warrants to Purchase Common Stock
Alpha Capital Anstalt	0	430,000	0	644,963